Exhibit 99

             VSE  Discontinues Pursuit of Strategic Alternatives

Alexandria, Virginia, March 7, 2003 - VSE Corporation (Nasdaq: VSEC) announced today that its board of directors has determined to discontinue VSE's previously announced pursuit of strategic business alternatives, including the potential sale of the company. Having considered certain strategic alternatives, including a review of offers by third parties, the board has determined that superior value can be achieved for shareholders through continuing to operate the company in accordance with its ongoing business plan. VSE will, however, continue to review strategic business opportunities that may arise from time to time.

VSE Chairman, President and CEO/COO Don Ervine said, "Based on the announced contract awards received by VSE during the past several months and our decision to exit the telecommunications technologies market, we believe VSE has an opportunity to increase its revenues and profitability in its traditional business areas over the next two or three years. We are excited about our prospects for growth and look forward to reporting on our progress during 2003."

VSE is a diversified professional services corporation serving the Departments of Defense, Energy, Homeland Defense, and other U.S. Government agencies and government prime contractors. VSE reported revenues of $134 million and net income of $652 thousand ($.30 per share) for the fiscal year ended December 31, 2002.

VSE provides services and products from more than 15 locations across the United States and around the world. Further information about VSE is available at www.vsecorp.com.

News Contact:  C. S. Weber, CAO, (703) 329-4770

This news release contains statements which, to the extent they are not recita-tions of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the Securities and Exchange Commission.
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